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                                                             Exhibit 23.23

     [LETERHEAD]


                     CONSENT OF SCIARABBA WALKER & CO., LLP


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of shares of its Class A common Stock and to the incorporation by reference therein of our reports dated January 24, 1995 and February 6, 1997, with respect to the audits of Abbot Associates for the years ended December 31, 1994, 1995, and 1996, included in AIMCO's Current Report on Form 8-K/A (as amended to date), dated June 3, 1997, and filed with the Securities and Exchange Commission.




                                         /s/Sciarabba Walker & Co., LLP
                                         ------------------------------
                                            Sciarabba Walker & Co., LLP

Ithaca, New York
September 22, 1997